EXHIBIT 10.2

NON-EXCLUSIVE DISTRIBUTION AGREEMENT

This Non-exclusive Distribution Agreement ("Agreement"), dated June 21, 2006 (the "Effective Date"), is entered into by and between MICROTRAK GPS, INC. ("Manufacturer"), a Nevada corporation with an address of 9109 LBJ Frwy, Ste 100, Dallas TX 75230, and TRIDENT MERCHANT GROUP, INC. ("Distributor"), a Nevada corporation having an address of P.O. Box 21147, Columbus, OH 43221.

BACKGROUND

Manufacturer is, inter alia, in the business of developing, manufacturing, distributing, and selling Products (as hereinafter defined), Distributor desires to market and distribute Products to manufacturers and sellers of motorcycles and motor scooters in the United States and elsewhere, and Manufacturer proposes to authorize Distributor to market and distribute Products upon and subject to the terms and conditions hereof.

AGREEMENT

Now, therefore, for and in consideration of the mutual agreements herein and other good, valuable, sufficient, and received consideration, Manufacturer and Distributor hereby agree as follows:

1.        DEFINITIONS

1.1      "Products" and "Product" shall mean all of and any one of those global positioning and related products for installation and/or use on motorcycles and motor scooters listed in Exhibit A attached hereto, including all derivatives, next generation models and related accessories, as such products may be added to or abandoned by Manufacturer in Manufacturer's sole discretion from time to time during the term of this Agreement.

1.2      "Manufacturer Marks" shall mean those copyrights, trademarks, tradenames, and servicemarks listed in Exhibit B attached hereto, as such copyrights, trademarks, tradenames, and servicemarks may be added to or removed by Manufacturer in Manufacturer's sole discretion from time to time during the term of this Agreement.

1.3      "Sale," "Selling," and "Purchase" of Products shall mean the sale or selling of physical Products, including all licenses on which Products are based, and the purchase of physical Products, including all licenses on which Products are based.

1.4      "Territory" shall mean the United States of America, and elsewhere.

1.5      “Term” shall mean the period beginning May ___, 2006 and ending on May ___, 2009.

2.        APPOINTMENT

2.1      Appointment of Distributor. Conditioned upon Distributor's continued satisfaction of the terms and conditions of this Agreement, Manufacturer hereby appoints Distributor, and Distributor hereby accepts appointment, as Manufacturer's non-exclusive distributor for the Products to customers in the Territory. Distributor shall not reproduce or sell Products, and Distributor shall not license or distribute Products, except as expressly set forth in this Agreement.  Distributor shall not offer for sale, sell, license, or otherwise distribute Products acquired from any entity other than directly from Manufacturer without the prior written approval of Manufacturer.

2.2      Distribution outside the Territory. Distributor shall limit its sales activities with respect to Products to customers located in the Territory, and shall refrain from marketing, licensing, or selling Products outside of the Territory without the prior written consent of Manufacturer. In the event that any of Distributor’s customers within the Territory have locations outside the Territory, Distributor shall not be prohibited from selling Products to its customers for shipment to, or who otherwise redistribute the Products, outside the Territory.

2.3      Appointment of Subdistributors. Distributor may appoint subdistributors (any one, "Subdistributor") to act on Distributor's behalf only with the prior written consent of Manufacturer. Any compensation due to any Subdistributor shall be solely the Distributor's responsibility. Any agreement with any Subdistributor with respect to Products shall be coterminous with this Agreement.  Manufacturer shall not engage in any business activities with any Subdistributor without the prior written consent of Distributor.

2.4      Independent Contractor Status. The relationship of Manufacturer and Distributor established by this Agreement shall be that of independent contractors, and neither shall be an employee, agent, partner, or joint venturer of or with the other. Distributor shall not be considered an agent or legal representative of Manufacturer for any purpose, and neither Distributor nor any director, officer, agent, or employee of Distributor shall be an agent or employee of Manufacturer. Manufacturer shall not be considered an agent or legal representative of Distributor for any purpose, and neither Manufacturer nor any director, officer, agent, or employee of Manufacturer shall be an agent or employee of Distributor. Distributor is not granted and shall not exercise the right or authority to assume or create any obligation or responsibility on behalf of or in the name of Manufacturer, and Manufacturer is not granted and shall not exercise the right or authority to assume or create any obligation or responsibility on behalf of or in the name of Distributor.

2.5      Operations and Expenses. The detailed operations of Distributor under this Agreement shall be subject to the sole control and management of Distributor. Distributor shall be responsible for all of its own expenses and employees. Distributor shall provide, at its own expense, such office space and facilities, and hire and train such personnel, as may be required to carry out its obligations under this Agreement. Distributor shall incur no expense chargeable to Manufacturer without the prior written consent of Manufacturer.

2.6      No Other Rights. Except as expressly provided in this Agreement, no right, title, or interest is granted by Manufacturer to Distributor. No right, title, or interest is granted by Manufacturer to Distributor relating to products other than the Products and other than as to the Territory. Notwithstanding Section 2.1 above, Manufacturer reserves the right to sell and distribute Products directly or indirectly through any distributor or distributors (in addition to Distributor) to any customers within or outside the Territory.

2.7      No Conflicts. Distributor represents and warrants that, as of the Effective Date, Distributor is not involved, directly or indirectly, in any activities ("Competing Activities") involving products which compete or have the potential to compete with Products, including without limitation the distribution of competing product lines. If Distributor becomes involved in any Competing Activities, Distributor shall promptly inform Manufacturer of such involvement, and Manufacturer shall have, in addition to all other remedies to which Manufacturer may be entitled, the right to terminate this Agreement without liability at any time thereafter pursuant to Section 13.2.

2.8      Assignment and Assumption.  Distributor may not assign this Agreement without the prior written consent of Manufacturer.

3.        LICENSE OF MANUFACTURER MARKS

3.1      License. Subject to the terms and conditions of this Agreement, Manufacturer grants to Distributor a non-transferable, revocable license, without right of sublicense, to use the Manufacturer Marks in the Territory solely in connection with the sale, distribution, and advertisement of  Products. Distributor shall not use the Manufacturer Marks except as expressly permitted herein.  Notwithstanding the foregoing, in the event that Distributor appoints any Subdistributor in accordance with Section 2.3 hereof, Manufacturer shall be deemed to have consented to and approved the sublicense of the Manufacturer Marks hereunder to such Subdistributors.

3.2      Restrictions. All representations of the Manufacturer Marks that Distributor intends to use shall first be submitted to Manufacturer for written approval of design, color, and other details, or shall be exact copies of those provided by Manufacturer.  Distributor shall fully comply with all guidelines communicated by Manufacturer concerning the use of the Manufacturer Marks. Distributor shall not alter or remove the Manufacturer Marks affixed to Products by Manufacturer, nor affix the Manufacturer Marks to any Product. Except as set forth in this Article 3, nothing contained in this Agreement shall grant or shall be deemed to grant to Distributor any right, title, or interest in or to the Manufacturer Marks. All uses of the Manufacturer Marks shall inure solely to the benefit of Manufacturer, and Distributor shall obtain no rights with respect to any of the Manufacturer Marks, and Distributor hereby irrevocably assigns to Manufacturer all right, title, and interest held by Distributor, if any, in or to any of the Manufacturer Marks. At no time during or after the Term shall Distributor challenge or assist others in challenging the Manufacturer Marks or the registration thereof or attempt to register any trademarks, service marks, marks, or trade names confusingly similar to the Manufacturer Marks. Upon any termination of this Agreement, or the election of Manufacturer pursuant to Section 4.2 below, Distributor shall immediately cease to use any and all of the Manufacturer Marks, and any listing by Distributor of any Manufacturer Marks in any telephone book, directory, public record, or elsewhere shall be immediately removed therefrom by Distributor, but in any event not later than the subsequent issue of such publication.

3.3      Infringement. Distributor shall notify Manufacturer of any actual or suspected infringements, imitations, or unauthorized use of the Manufacturer’s Marks, Products or licenses by third parties of which

Distributor becomes aware.  Manufacturer may, at its expense, take actions, including without limitation the commencement of infringement litigation on account of any such infringements, imitations, or unauthorized use in order to protect the Manufacturer Marks, Products, and the licenses to the extent permitted under law. Distributor shall fully and timely cooperate with and assist Manufacturer, as Manufacturer may reasonably request, incident to any such action brought by Manufacturer. Manufacturer shall receive and retain any and all damages, settlement, and/or compensation paid incident to any such action brought by Manufacturer.

3.4      Registered User Agreements. Manufacturer and Distributor shall enter into registered user agreements with respect to the Manufacturer Marks pursuant to applicable trademark law requirements in the Territory, if any.  Manufacturer, at Manufacturer's sole discretion, shall be responsible for proper filing of registered user agreements and all such other required registrations relating to the legal protection of the Manufacturer Marks with governmental authorities in the Territory and shall pay all costs or fees associated with such filing(s).

4.        OBLIGATIONS OF DISTRIBUTOR

4.1      Diligence. Distributor shall use its best efforts to promote the marketing and distribution of Products.

4.2      Costs and Expenses. Except as expressly set forth herein, Distributor shall be solely responsible for all costs and expenses related to Distributor’s advertising, marketing, promotion, and distribution of  Products and for performing its obligations hereunder.

4.3      Promotional Materials. Distributor shall maintain an adequate inventory of Manufacturer's current sales materials and samples (all together, "Sales Materials") and shall use such Sales Materials in an efficient and effective manner to promote the sale of Products in the Territory.

4.4      Reports.

4.4.1   Annual Sales Reports. Distributor shall provide annual sales reports to Manufacturer no later than 2 months after the close of the respective party’s applicable fiscal year, and such reports be treated as Confidential Information pursuant to the terms of Article 11 below.

4.4.2   General Market Information. Manufacturer shall provide to Distributor information regarding general market conditions and competitors on a regular basis, but no less than once per calendar quarter.

4.4.3   Sales Activities. Within 30 days after the end of each calendar quarter during the Term, Distributor shall send to Manufacturer a sales activities report including the names of customers, quantities of Products purchased, dollar amounts invoiced to and received from such customers, and customer backlog and inventory status of Products, and further shall maintain records of the same.

4.5      Relations with Customers. Distributor shall process and ship each customer order in a timely fashion. Distributor shall provide to customers any and all instructions, precautions, and other warnings pertaining to Products provided by Manufacturer to Distributor. Manufacturer shall provide to Distributor any such instructions, precautions, and other warnings pertaining to Products, as Manufacturer in its sole discretion deems necessary or desirable.

4.6      Product Representations. Distributor shall not make any representations with respect to Products other than those expressly authorized in writing in Manufacturer's written data sheets.

4.8      Mutual Indemnification. Distributor and Manufacturer each agree to indemnify and hold the other and the other’s officers, directors, employees, successors, and assigns, harmless from and against any and all losses, damages, or expenses of whatever form or nature, including attorneys' fees and other costs of legal defense, whether direct or indirect, that either of them may sustain or incur as a result of any acts or omissions of the other or any of their directors, officers, employees, or agents, including without limitation (a) breach of any of the provisions of this Agreement, (b) negligence or other tortious conduct, (c) representations or statements not specifically authorized by Manufacturer herein or otherwise in writing, or (d) violation by Distributor (or any of its directors, officers, employees, or agents, or by any Subdistributor) of any applicable law, regulation, or order in or of the Territory or otherwise.

5.        PRODUCTS

5.1      Product Prices. The prices ("Wholesale Prices") to be paid by Distributor to Manufacturer for Products shall be Manufacturer's wholesale list prices for Products, less the discount(s) set forth in Exhibit D attached hereto. "List Prices" as used herein shall mean the prices set forth in Manufacturer's then-current customer price schedules or bulletins. All prices are stated and shall be payable in U.S. dollars. The difference between Wholesale Prices and List Prices shall be Distributor's sole remuneration from Manufacturer for the distribution and sale of Products hereunder.

5.2      Price Changes. List Prices are subject to change by Manufacturer in its sole discretion upon advance written notice to Distributor of at least 60 days. List Price changes shall be effective immediately after such 60 days notice and shall be applicable to all purchase orders whether or not accepted prior to the effective date of the List Price change.

5.3      Product Changes. Manufacturer shall have the right from time to time in its sole discretion, without incurring any liability to Distributor with respect to any previously placed Purchase Order (as hereinafter defined), to (a) discontinue or to limit its production of any Product, (b) allocate, terminate, or limit deliveries of any Product in time of shortage, (c) alter the design or construction of any Product, (d) add new and additional products to Products, and (e) after reasonable notice to Distributor, to change its sales and distribution policies, not inconsistent with the terms of this Agreement.

5.4      Discontinued Product. In the event Manufacturer discontinues sale of any Product, Manufacturer shall give Distributor prompt notice thereof. Within 60 days following the date of such discontinuation notice, Distributor may elect to return for credit against future purchases by Distributor of Products any of the discontinued Products (including samples) purchased by Distributor during the 3 months prior to the date of such discontinuance notice which have not been used or sold and which are in Distributor's inventory as of the date of such discontinuance notice.

6.        PURCHASER ORDERS

6.1      Purchase Orders. All orders for Products submitted by Distributor shall be initiated by written purchase order (any one "Purchase Order") in form acceptable to Manufacturer; provided, however, that an order may initially be placed orally or by fax if a confirming Purchase Order is received by Manufacturer within 5 days after reciept by Manufacturer of such oral or fax order. All Purchase Orders are deemed accepted by Manufacturer unless Manufacturer rejects a Purchase Order in writing within 5 business days after the date of Manufacturer’s receipt of a Purchase Order. No partial acceptance of a Purchase Order by Manufacturer shall constitute an acceptance of the entire Purchase Order.

6.2      Agreement Governs. Purchase Orders shall be governed by the terms of this Agreement. Nothing contained in any Purchase Order shall in any way modify the terms and conditions contained herein or add any additional or different terms or conditions to the terms and conditions of this Agreement.

6.3      Order Changes. Purchase Orders may be canceled only with Manufacturer's prior written consent. Cancellation of a Purchase Order is subject to a restocking charge equal to 2 1/2% of the aggregate amount of such Purchase Order.

7.        PAYMENT; TAXES

7.1      Payment Terms. Payment of any and all amounts due under this Agreement shall be in U.S. Dollars. Distributor shall either (a)pay for Products in full with each Purchase Order during the first 90 days of the Term, and (b) pay for Products within 30 days of receipt of Products by wire transfer or check to Manufacturer's designated account for all purchases made thereafter. Distributor may, with the prior written consent of Manufacturer, guarantee payment for all Products by an irrevocable letter of credit, issued by a bank and upon terms and conditions acceptable to Manufacturer providing for payment upon delivery of Manufacturer's invoice and the bill of lading and providing for payment for all applicable taxes, shipping charges, and other charges to be borne by Distributor as provided hereunder. All exchange, interest, banking, collection, and other charges shall be at Distributor's expense.

7.2      Offsets. Any credits, allowances, or other amounts payable to or creditable by Distributor shall be subject to offset for any claims or other amounts owed by Distributor to Manufacturer pursuant to the provisions of this Agreement.

7.3      Taxes.

7.3.1   Taxes Generally. Wholesale and List Prices do not include and are net of any foreign or domestic governmental taxes or charges of any kind that may be applicable to the sale, licensing, marketing, or distribution of  Products, including without limitation (a) excise, sales, use, or value-added taxes, (b) customs or other import duties, or (c)other taxes, tariffs, or duties. Distributor shall be responsible for and shall pay all such taxes and charges applicable to sales made by Distributor, which are levied against Manufacturer, in a timely manner. When Manufacturer has the legal obligation to pay or collect any such taxes, excluding taxes on the income of Manufacturer, the appropriate amount shall be invoiced to Distributor and paid by Distributor within 30 days of the date of invoice unless Distributor provides Manufacturer with a valid tax exemption certificate authorized by the appropriate taxing authority.

7.3.2   Withholding Taxes.  All payments by Distributor shall be made free and clear of, and without reduction for, any withholding taxes. Any such taxes (other than taxes on the income of Manufacturer) which are otherwise imposed on payments to Manufacturer shall be the sole responsibility of Distributor. Distributor shall provide Manufacturer with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by Manufacturer to establish that such taxes have been paid.

8.        DELIVERY; REJECTION

8.1      Shipment and Delivery. Products shall be suitably packed for shipment in Manufacturer's standard shipping cartons, marked for shipment to the destination specified in the relevant Purchase Order, and delivered to the carrier agent.  All freight, insurance, other shipping expenses, and  expenses for any special packing requested by Distributor and provided by Manufacturer, shall be paid by Manufacturer. Risk of loss shall remain with Manufacturer until Products are received by Distributor or the customer to whom the Product is shipped as the case may be.

8.2      Title. Inspection; Rejection. Distributor shall inspect all Products promptly upon receipt thereof and may reject any defective Product, provided that Distributor shall (a) within the earlier of 30 days after receipt of such alleged defective Product or 10 days after discovery of such alleged defect, notify Manufacturer of its rejection and request a Return Material Authorization ("RMA") number, and (b) within 10 days after receipt of the RMA number from Manufacturer return such rejected Product to Manufacturer, freight prepaid. Products not rejected within the specified  time periods shall be deemed accepted by Distributor. In the event that Manufacturer determines that any returned Product is defective and properly rejected by Distributor, Manufacturer shall replace such defective Product, or accept the return of such for credit of such defective Product. Manufacturer shall return to Distributor, freight prepaid, all replaced Products properly rejected by Distributor. In the event that any rejected Product is determined by Manufacturer to not be defective or to have been modified or subjected to unusual electrical or physical stress, misuse, abuse, or unauthorized repair, Distributor shall reimburse Manufacturer for all costs and expenses related to the inspection and return of such Product to Distributor.

8.3      Returned Product. Distributor shall only return Products to Manufacturer with Manufacturer's prior written approval. Any Product returned to Manufacturer by Distributor as authorized under this Agreement shall be shipped, freight prepaid, F.O.B. Distributor’s address.

9.        TECHNICAL SUPPORT

9.1      Support by Manufacturer. Manufacturer shall be solely responsible for supporting all Products distributed hereunder. Manufacturer shall provide reasonable technical support to customers, including without limitation (a) maintaining trained and competent technical and engineering support personnel for Products who are sufficiently knowledgeable with respect to Products to answer customer questions regarding the use and operation of Products, (b) responding promptly to requests for technical support from customers, and (c) providing technical support services to address and resolve customers' support requests with respect to Products and the services associated with Products.

9.1.1   Additional Responsibilities. Without limiting the foregoing and in addition to any other obligations set forth in Manufacturer's then current support terms and conditions, Distributor shall be responsible for (a) providing sufficient information to Manufacturer for Manufacturer to duplicate any reported error in the Products, (b) incorporating updates into Products promptly upon receipt thereof, (c) reporting errors promptly in English and in writing in accordance with Manufacturer's standard support procedures, and (d) providing reasonable cooperation and full information to Manufacturer in the furnishing of support for Products.

9.2      Support to Distributor. Manufacturer shall use reasonable efforts to provide to Distributor or Subdistributors such telephone or electronic mail technical support as Manufacturer makes generally available to its distributors other than Distributor. Such telephone support shall be provided during Manufacturer's normal business hours (Monday through Friday, 9:00 a.m. through 5:00 p.m., Central Standard Time, excluding Manufacturer holidays).

10.      WARRANTY

Manufacterer hereby warrants and conditions all express and implied warranties and conditions of merchantability, fitness for a particular purpose, and non-infringement, and all other implied warranties or conditions arising from course of dealing, usage of trade, or custom.

11.       CONFIDENTIALITY AND PROPRIETARY RIGHTS

11.1     Confidentiality. Distributor acknowledges that by reason of its relationship to Manufacturer hereunder Distributor will have access to certain information and materials (all together, "Confidential Information") concerning Manufacturer's business, plans, customers, technology, and products (including Products) that are confidential and of substantial value to Manufacturer, which value would be impaired if such information were disclosed to third parties. Distributor shall not use in any way for its own account or the account of any other party, nor disclose to any other party, any Confidential Information revealed to Distributor by Manufacturer. Distributor shall take every reasonable precaution to protect the confidentiality of Confidential Information. Upon request by Distributor, Manufacturer shall advise whether or not Manufacturer considers that any particular information or materials to be Confidential Information. Distributor shall not publish any technical description of  Products beyond the description published by Manufacturer. In the event of termination of this Agreement, Distributor shall not use or disclose any Confidential Information, and Distributor shall not reproduce, manufacture, or have reproduced or manufactured, any computer software programs, devices, components, or assemblies utilizing any Confidential Information.

11.2     Proprietary Rights. Manufacturer shall retain all of right, title, and interest in and to all patents, trademarks, trade names, inventions,

copyrights, know-how and trade secrets (including Manufacturer Marks) relating to Products or the product lines of Mnaufacturer that include Products, and the design, manufacture, operation, or service of Products. The use by Distributor of any of such property rights is authorized only for the purposes herein set forth and upon termination of this Agreement for any reason such authorization will cease. Distributor shall not (and shall require that its customers do not) remove, alter, cover, or obfuscate any copyright notices or other proprietary rights notices placed or embedded by Manufacturer on or in any Product.

12.       INTELLECTUAL PROPERTY INDEMNIFICATION

12.1     Limited Indemnity. Distributor agrees that Manufacturer has the right to defend, or at its option to settle, and Manufacturer agrees, at its own expense, to defend or at its option to settle, any third party claim, suit or proceeding (collectively, "Action") brought against Distributor alleging that any Product infringes any copyright or trademark in existence as of the Effective Date, subject to the limitations hereinafter set forth. Manufacturer shall have sole control of any such Action or settlement negotiations, and Manufacturer shall pay, subject to the limitations hereinafter set forth, any final judgment entered against Distributor in any such Action defended by Manufacturer. Manufacturer shall be relieved of the foregoing obligations unless Distributor notifies Manufacturer in writing of such Action within 90 days after becoming aware of such Action, gives Manufacturer authority to proceed as contemplated herein, and gives Manufacturer proper and full information and assistance to settle and/or defend any such Action. If it is adjudicatively determined, or if Manufacturer believes, that any Product, or any part of any Product, infringes any copyright or trademark, or if the sale or use of any Product, or any part of any Product, is, as a result, enjoined, then Manufacturer may, at its election, option, and expense (a) procure for Distributor the right under such copyright or trademark to sell or use, as appropriate, such Product, or any part of such Product, (b) replace such Product, or any part of such Product, with other non-infringing suitable products or parts, (c) suitably modify such Product, or any part of such Product, or (d) remove such Products, or any part of such Product, terminate distribution or sale thereof, and refund the payments paid by Distributor for such Products, less a reasonable amount for use and damage. Manufacturer shall not be liable for any costs or expenses incurred without its prior written consent, or for any installation costs of any replaced Products.

12.2     Limitations. Notwithstanding the provisions of Section 12.1 above, Manufacturer shall have no liability for infringement claims arising from (a) combination of  Products or portions of Products with other products not provided by Manufacturer if such infringement would not have occurred but for such combination, or (b) the modification of Products or portions of Products unless such modification was made or authorized by Manufacturer, when such infringement would not have occurred but for such modification.

13.       TERM AND TERMINATION

13.1     Term. Unless earlier terminated pursuant to Section 13.2 below or by mutual written consent, this Agreement and the Term shall commence and shall expire on the dates specified in Section1.5 hereof. This Agreement will automatically renew for a maximum of ___ additional consecutive renewal terms (any one, "Renewal Term") of ___ years each, unless otherwise terminated as specified herein.

13.2     Termination. This Agreement may be terminated prior to the expiration of the Term or any Renewal Term by prior written notice as follows:

13.2.1   By either party upon written notice of termination if the other party breaches any material term or condition of this Agreement and fails to cure that breach within 60 days after receiving written notice stating the nature of the breach and the non-breaching party's intent to terminate; or

13.2.2   By either party, effective immediately, if the other party should become the subject of any voluntary or involuntary bankruptcy, receivership, or other insolvency proceedings or make an assignment or other arrangement for the benefit of its creditors, or if such other party should be nationalized or have any of its material assets expropriated.

13.3     Purchase Orders; No Waiver. Notwithstanding the foregoing, Distributor shall be obligated to accept deliveries of Products for which Purchase Orders were accepted by Manufacturer prior to the effective date of termination. After any notice of termination has been delivered by either party hereunder, deliveries of Products to Distributor, unless otherwise agreed by Manufacturer in its sole discretion, shall require prepayment by wire transfer by Distributor to Manufacturer. The acceptance of any Purchase Order for the sale of any Product to Distributor after the termination or expiration of this Agreement shall not be construed as a renewal or extension of this Agreement nor as a waiver of termination of this Agreement.

13.4     Rights of Parties Upon Termination or Expiration. The following provisions shall apply on the termination or expiration of this Agreement.

13.4.1  Cessation of Sales Activities. Distributor shall cease all sales and other activities on behalf of Manufacturer and shall return to Manufacturer and immediately cease all use of Confidential Information previously furnished by Manufacturer and then in Distributor's possession or otherwsie reasonably available to Distributor. Distributor shall deliver to Manufacturer Distributor's current customer mailing list and take such action as is necessary to terminate Distributor's registration as Manufacturer's sales representative with any governmental authority.

13.4.2  Acceleration of Amounts Owed. All indebtedness of Distributor to Manufacturer shall become immediately due and payable without further notice or demand, which is hereby expressly waived, and Manufacturer shall be entitled to reimbursement for any reasonable attorneys' fees that it may incur in collecting or enforcing payment of such obligations; provided, however, that should this Agreement terminate by reason of the natural expiration of any term hereof, then all indebtedness of Distributor to Manufacturer shall be paid in accordance with the applicable provisions of this Agreement.

13.4.3  Cessation of Use of Manufacturer Marks. Distributor shall remove from its property and immediately discontinue all use, directly or indirectly, of the Manufacturer Marks, or of any word, title, expression, trademark, design, or marking that, in the opinion of Manufacturer, is confusingly similar thereto. Distributor shall, upon written request from

Manufacturer, certify in writing to Manufacturer that Distributor has completely terminated its use of any and all Manufacturer Marks, and other trademarks, designs, or markings, or any other word, title, or expression similar thereto, that appeared in or on any devices or other materials used in conjunction with Distributor's business.

13.4.4  No Obligation to Repurchase. Except for obligations arising prior to the date of termination which have not been satisfied as of the date of termination, Manufacturer shall have no obligation to repurchase or to credit Distributor for its inventory of Products at the time of termination of this Agreement. Manufacturer may, at its sole option, repurchase from Distributor, at the net Wholesale Prices paid by Distributor, any or all inventory of Products originally purchased by Distributor from Manufacturer and remaining unsold by Distributor.

13.5     No Liability for Termination. Except as expressly required by law, in the event of termination of this Agreement by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damage on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases, or commitments in connection with the business or goodwill of Manufacturer or Distributor. A termination of this Agreement shall not, however, relieve either party of obligations incurred prior to the termination.

13.6     Survival. Except for termination by Manufacturer pursuant to Section 13.2.1 above, Distributor may sell Products existing in its inventory as of the effective date of termination of this Agreement for a period of 90 days after the effective date of such termination ("Wind-Down Period"). During the Wind-Down Period, the provisions of Article 14 and Sections 2.2, 4.8 and 4.9 shall survive. In addition to the foregoing provisions, the following provisions shall survive any termination or expiration of this Agreement: Articles 1, 11, 13 and 15, and Sections 2.4, 2.6, 2.7, 3.2, 4.10, 6.2, 8.2, 13.4, 13.6, 14.1 and 14.4.

14.       COMPLIANCE WITH LAWS

14.1     Export Control. Any and all obligations of Manufacturer to provide Products, as well as any technical data, shall be subject in all respects to such United States laws and regulations as will from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the U.S. Department of Commerce, Bureau of Export Administration. Distributor represents and warrants that it will not export or reexport the Products or technical data related thereto except in conformity with such laws and regulations.

14.1.1   Required Authorization. Unless prior written authorization is obtained from the Bureau of Export Administration, or the Export Administration Regulations explicitly permit the export, re-export, and/or trans-shipment of Products or technical data disclosed or provided to Distributor, as applicable, without such written authorization, Distributor shall not export, re-export, or trans-ship, directly or indirectly, Products or technical data, to any country as to which the U.S. Government has placed an embargo against the shipment of products, which embargo is in effect during the term of this Agreement.

14.2     Liability of Manufacturer. The provisions of this Agreement under which the liability of Manufacturer is excluded or limited shall not apply to the extent that such exclusions or limitations are declared illegal or void under the laws applicable in the countries in which Products are sold hereunder.

14.3     Questionable Payments. Distributor certifies that neither Distributor, nor any of its directors, officers, employees, or agents (including Subdistributors) is or will be an official, agent, or employee of any government or governmental agency or political party or a candidate for any political office. Distributor shall promptly notify Manufacturer of any event that would or may result in an exception to the foregoing representation. Distributor shall not, directly or indirectly, in the name of, on behalf of, or for the benefit of Manufacturer offer, promise to pay, or pay any compensation, or give anything of value to, any official, agent, or employee of any government or governmental agency, or to any political party or officer, employee, or agent thereof. Distributor shall require each of its directors, officers, employees, and agents (including Subdistributors) to comply with the provisions of this Section 14.3. Any breach of the provisions of this Section 14.3 shall entitle Manufacturer to immediately terminate this Agreement upon written notice to Distributor pursuant to Section 13.2 above.

15.       MISCELLANEOUS PROVISIONS

15.1     Governing Law. This Agreement shall be governed by and construed under the laws of the state of Texas.

15.2     Jurisdiction; Venue. The parties hereto also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Texas and of the United States of America located in the State of Texas for any actions, suits, or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the parties hereto agree not to commence any action, suit, or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by United States Postal Service certified mail to their address set forth above shall be effective service of process for any action, suit, or proceeding brought against them in any such court. The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Texas or the United States of America located in Dallas County, Texas and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

15.3     Assignment. Distributor may not transfer or assign any of its rights or obligations under this Agreement without the prior written consent of Manufacturer.

15.4     No Implied Waivers. The failure of either party at any time to require performance by the other of any provision hereof shall not affect the right of such party to require performance at any time thereafter, nor shall the waiver of either party of a breach of any provision hereof be taken or held to be a waiver of a provision itself.

15.5     Severability. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect. The parties agree to renegotiate in good faith those provisions so held to be invalid to be valid, enforceable provisions which provisions shall reflect as closely as possible the original intent of the parties, and further agree to be bound by the mutually agreed substitute provisions.

15.6     Force Majeure. Except for payment of monies, neither party shall be liable for failure to fulfill its obligations under this Agreement or any purchase order issued hereunder or for delays in delivery due to causes beyond its reasonable control, including, but not limited to, acts of God, man-made or natural disasters, earthquakes, fire, riots, flood, material shortages, strikes, delays in transportation or inability to obtain labor or materials through its regular sources. The time for performance of any such obligation shall be extended for the time period lost by reason of the delay.

15.7     Conflicting Terms. The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding contrary or additional terms, in any purchase order, sales acknowledgment, confirmation or any other document issued by either party effecting the purchase and/or sale of Products.

15.8     Headings. Headings of paragraphs herein are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

15.9     Notice. Any notice required or permitted to be given under this Agreement shall be delivered (a) by hand, (b) by registered or certified mail, postage prepaid, return receipt requested, to the address of the other party first set forth above, or to such other address as a party may designate by written notice in accordance with this Section 15.9, (c) by overnight courier, or (d) by fax with confirming letter mailed under the conditions described in (b) above. Notice so given shall be deemed effective when received, or if not received by reason of fault of addressee, when delivered.

15.10    Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the parties. Amendments to this Agreement must be in writing, signed by the duly authorized officers of the parties. The terms of any purchase order are expressly excluded.

15.11    Injunctive Relief. DISTRIBUTOR AGREES THAT ANY VIOLATION OR THREATENED VIOLATION OF SECTIONS 2.7, 3.2, 3.4, 11.1, 11.2 OR 13.4.3 WILL CAUSE IRREPARABLE INJURY TO MANUFACTURER, ENTITLING MANUFACTURER TO OBTAIN INJUNCTIVE RELIEF IN ADDITION TO ALL LEGAL REMEDIES.

In Witness Whereof, Manufacturer and Distributor have duly executed this Agreement effective as of the Effective Date.

SIGNATURE PAGE FOR NON-EXCLUSIVE DISTRIBUTION AGREEMENT

MICROTRAK GPS, INC,
A Nevada Corporation

By:  /s/ Walter R. Stock
      W R Stock, Pres

INFOMAC CORPORATION
A Nevada corporation

A Nevada Corporation

By:  /s/ Christopher Giordano
      Christopher Giordano, Pres